Exhibit 99.1

Statement from Emerging Markets Horizon Corp. on Recent Sanctions Against VTB and Other Developments

NEW YORK, March 24, 2022 /PRNewswire/ — Emerging Markets Horizon Corp. (the “Company”), its sponsor, EM Horizon Investments, and certain members of the Company’s management and board of directors have taken the following actions in connection with the recent sanctions imposed by the United States and other jurisdictions relating to Russia, included blocking sanctions against VTB Bank PJSC and certain of its subsidiaries (collectively, “VTB”), as well as entities that are owned 50 percent or more, directly or indirectly, by VTB:
-	Riccardo Orcel, the CEO and a member of the board of directors of the Company, resigned from his position as non-executive vice chairman of VTB Capital.
-	Bernard Abdelmalak, the CFO and a member of the board of directors of the Company, as well as an employee of VTB, resigned from his positions at the Company, effective March 23, 2022.
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Jonathan Neill, Chairman and Chief Investment Officer of FPP Asset Management LLP, an affiliate of our sponsor, was appointed as CFO and a member of the board of directors of the Company, effective March 23, 2022.

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Nevsky Properties Limited (“Nevsky”), a member of and 25 percent interest holder in our sponsor, and indirect subsidiary of VTB, relinquished, irrevocably and in perpetuity, such interest to the fullest extent permitted by law. While Nevksy currently remains on our sponsor’s register of members pending the transfer of its interest to Riccardo Orcel as soon as permissible under applicable law, such interest was blocked by our sponsor and will not under any circumstances confer any economic or voting rights upon Nevsky.

Effective March 23, 2022, the Company and its sponsor will no longer employ or have on its board of directors any employees or representatives of VTB. In addition, the Company will no longer seek to complete a business combination, or otherwise engage in negotiations for a business combination, with any company, entity or business that is based in either the Russian Federation (“Russia”) or the Republic of Belarus (“Belarus”) or is affiliated with VTB. While the Company may pursue an initial business combination with a target at any stage of its corporate evolution or in any industry or sector, it now intends to focus on identifying high growth technology and consumer-exposed businesses with an enterprise value of at least $700 million in Western Europe, Central & Eastern Europe, the Commonwealth of Independent States (excluding Russia and Belarus) or Latin America.

About Emerging Markets Horizon Corp.
Emerging Markets Horizon Corp. is a blank check company focused on Western Europe, Central & Eastern Europe, the Commonwealth of Independent States (excluding Russia and Belarus) and Latin America, whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by EM Horizon Investments, which is controlled by Riccardo Orcel and FPP Capital Advisers (an affiliate of FPP Asset Management LLP).

Cautionary Statement Concerning Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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For more information, please contact:
Riccardo Orcel at emergingmarketshorizoncorp@gmail.com